UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 20, 2011
SUPERIOR ENERGY SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction)	001-34037 (Commission File Number)	75-2379388 (IRS Employer Identification No.)

601 Poydras St., Suite 2400, New Orleans, Louisiana (Address of principal executive offices)	70130 (Zip Code)
(504) 587-7374
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
     On April 20, 2011, Superior Energy Services, Inc. (the “Company”), SESI, L.L.C. (“SESI”), a wholly-owned subsidiary of the Company, and substantially all of the Company’s domestic subsidiaries (the “Subsidiary Guarantors”) entered into a purchase agreement (the “Purchase Agreement”) for the sale by SESI of $500,000,000 aggregate principal amount of 6.375% Senior Notes due 2019 (the “Notes”) to J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, BNP Paribas Securities Corp., Comerica Securities, Inc., PNC Capital Markets LLC, Natixis Securities North America Inc., Capital One Southcoast, Inc. and HSBC Securities (USA) Inc. (collectively, the “Initial Purchasers”). The Notes are being sold by SESI in accordance with a private placement conducted pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The closing of the sale of the Notes is expected to occur on April 27, 2011 (the “Closing Date”), subject to the satisfaction of customary closing conditions.
     The Purchase Agreement contains customary representations and warranties on the part of the parties. The Purchase Agreement also contains customary indemnification and contribution provisions whereby the Company, SESI and the Subsidiary Guarantors, on one hand, and the Initial Purchasers, on the other, have agreed to indemnify each other against certain liabilities, including liabilities under applicable securities laws.
     SESI will pay interest on the Notes semi-annually on May 1 and November 1 of each year, commencing November 1, 2011. The Notes will mature on May 1, 2019. The Notes will be unconditionally guaranteed on a senior unsecured basis by the Company and the Subsidiary Guarantors.
     SESI intends to use the net proceeds of the offering to redeem, on or about December 15, 2011, all of SESI’s outstanding senior exchangeable notes due 2026 and the balance for general corporate purposes. In addition, certain of the Initial Purchasers and/or their affiliates hold the exchangeable notes and, accordingly, will receive a portion of the redemption proceeds. Certain of the Initial Purchasers or their affiliates perform and have performed commercial and investment banking and advisory services for the Company from time to time for which they receive and have received customary fees and expenses. The Initial Purchasers may, from time to time, engage in transactions with and perform services for the Company in the ordinary course of their business for which they will receive fees and expenses.
     In connection with the closing of the transactions contemplated by the Purchase Agreement, on the Closing Date the Company, SESI, the Subsidiary Guarantors and the Initial Purchasers will enter into a registration rights agreement, pursuant to which SESI will agree to offer to exchange the Notes for a new issue of substantially identical notes registered under the Securities Act or, in certain circumstances, to file a shelf registration statement to register the Notes under the Securities Act.
     The sale of the Notes will be made in a private placement, with such notes being offered and sold only to qualified institutional buyers in compliance with Rule 144A under the Securities Act and outside the United States in compliance with Regulation S under the Securities Act. The Notes will not be registered under the Securities Act or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration under the Securities Act and applicable securities laws of any other jurisdiction or an available exemption from these registration requirements.
     A copy of the Purchase Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the Purchase Agreement is qualified in its entirety by reference to such exhibit.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
     The information set forth in Item 1.01 of this report with respect to the Notes is incorporated by reference into this Item 2.03.

Item 8.01	Other Events
     On April 20, 2011, the Company issued a press release announcing the pricing of the offering by SESI of $500.0 million of senior unsecured notes. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits.

10.1
Purchase Agreement dated as of April 20, 2011, by and among SESI, L.L.C., Superior Energy Services, Inc., the subsidiary guarantors party thereto and J.P. Morgan Securities LLC, as representative of the several initial purchasers named in Schedule 1 thereto.

99.1	Press release by Superior Energy Services, Inc., dated April 20, 2011, announcing the pricing of the offering by SESI, L.L.C. of $500.0 million of senior unsecured notes.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPERIOR ENERGY SERVICES, INC.
By:	/s/ Robert S. Taylor
Robert S. Taylor
Chief Financial Officer

Dated: April 25, 2011

EXHIBIT INDEX

Exhibit No.	Description
10.1
Purchase Agreement dated as of April 20, 2011, by and among SESI, L.L.C., Superior Energy Services, Inc., the subsidiary guarantors party thereto and J.P. Morgan Securities LLC, as representative of the several initial purchasers named in Schedule 1 thereto.

991.	Press release by Superior Energy Services, Inc., dated April 20, 2011, announcing the pricing of the offering by SESI, L.L.C. of $500.0 million of senior unsecured notes